Exhibit 99.1
Dendreon Reports Second Quarter 2007 Financial Results
— Management Will Host Conference Call at 4:30 PM ET —
SEATTLE, August 7, 2007 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2007. Revenue for the second quarter of 2007 was $523,000 compared to $78,000 for the quarter ended June 30, 2006. Revenue for the six months ended June 30, 2007 was $603,000 compared to $103,000 for the six months ended June 30, 2006.
Dendreon’s total operating expenses for the second quarter of 2007 were $23.4 million compared to $26.3 million in 2006. Dendreon’s total operating expenses for the six months ended June 30, 2007 were $55.4 million compared to $51.9 million for the same period in 2006. Operating expenses for the three and six months ended June 30, 2007 included stock-based employee compensation expense of $1.3 million and $2.9 million, respectively.
The net loss for the quarter ended June 30, 2007 was $22.2 million, or $0.27 per share, compared to a net loss of $25.1 million, or $0.35 per share, for the quarter ended June 30, 2006. The net loss for the six months ended June 30, 2007 was $53.1 million, or $0.65 per share, compared to $49.4 million, or $0.69 per share for the six months ended June 30, 2006.
Cash, cash equivalents and short-term and long-term investments at June 30, 2007 totaled $143.7 million compared to $121.3 million at December 31, 2006.
Recent Highlights:
•	Received confirmation that the U.S. Food and Drug Administration will accept either a positive interim or final analysis of survival from its ongoing IMPACT study to amend the Biologics License Application for Provenge® (sipuleucel-T), its investigational active cellular immunotherapy for metastatic, androgen-independent prostate cancer.
•	Continues to have strong patient enrollment in its Phase 3 IMPACT study, which is on track for completion of enrollment this year.
•	Completed a financing that resulted in gross proceeds of approximately $85 million from a convertible senior subordinated notes offering.
•	Presented data from an analysis of Phase 3 Studies (D9901 and D9902A) that showed a prolonged survival benefit for patients who were initially treated with PROVENGE who then went on to receive docetaxel chemotherapy after disease progression.
Conference Call Information
Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 1-800-665-0430 (domestic) or +1 913-312-1300 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 5340267. The replay will be available from 7:30 pm ET on Tuesday, August 7 until 11:59 pm ET on Thursday, August 9. In addition the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has its headquarters in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, market demand for the Company’s securities, pricing and other terms related to the sale of the notes, the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	$523	$78	$603	$103

Operating expenses:

Research and development	16,369	20,842	41,331	41,242

General and administrative	7,018	5,495	14,094	10,659

Total operating expenses	23,387	26,337	55,425	51,901

Loss from operations	(22,864)	(26,259)	(54,822)	(51,798)

Interest income	1,330	1,591	2,722	3,287

Interest expense	(691)	(388)	(983)	(901)

Net loss	$(22,225)	$(25,056)	$(53,083)	$(49,412)

Basic and diluted net loss per share	$(0.27)	$(0.35)	$(0.65)	$(0.69)

Shares used in computation of basic and diluted net loss per share	82,512	71,212	82,047	71,192

	June 30,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$104,854	$60,964
Short-term investments	30,166	45,492
Long-term investments	8,652	14,827
Total assets	187,765	163,643
Total stockholders’ equity	82,112	125,717